                                                                    EXHIBIT 10.1


                     SUBSCRIPTION AND SHAREHOLDERS AGREEMENT



                                   dated as of



                                    [ ], 2000



                                      among



                              GLOBAL CROSSING LTD.,



                                 SOFTBANK CORP.,



                              MICROSOFT CORPORATION



                                       and



                            ASIA GLOBAL CROSSING LTD.




                                TABLE OF CONTENTS

                                                                             PAGE

ARTICLE I DEFINITIONS.........................................................1


ARTICLE II REPRESENTATIONS, WARRANTIES AND COVENANTS..........................5

      Section 2.1  Organization and Qualification.............................5
                   ------------------------------
      Section 2.2  Authorization; Consents; No Conflicts......................5
                   -------------------------------------
      Section 2.3  Compliance with Applicable Law.............................6
                   ------------------------------
      Section 2.4  Company Representations and Warranties.....................6
                   --------------------------------------
      Section 2.5  No Binding Commitments To Transfer.........................6
                   ----------------------------------

ARTICLE III AGREEMENTS........................................................6

      Section 3.1  Non-Competition............................................6
                   ---------------
      Section 3.2  Additional Obligations of Softbank and Microsoft...........8
                   ------------------------------------------------
      Section 3.3  Technology.................................................9
                   ----------
      Section 3.4  Pacific Crossing..........................................10
                   ----------------
      Section 3.5  Corporate Governance......................................10
                   --------------------
      Section 3.6  Requirements for Board Action.............................11
                   -----------------------------
      Section 3.7  Agreement to Bind Affiliates..............................12
                   ----------------------------

ARTICLE IV MISCELLANEOUS.....................................................13

      Section 4.1  Confidentiality...........................................13
                   ---------------
      Section 4.2  Choice of Forum...........................................13
                   ---------------
      Section 4.3  Injunctive Relief; Specific Performance...................13
                   ---------------------------------------
      Section 4.4  Assignment................................................14
                   ----------
      Section 4.5  Notices...................................................14
                   -------
      Section 4.6  Third Party Beneficiary...................................16
                   -----------------------
      Section 4.7  Section Headings..........................................16
                   ----------------
      Section 4.8  Choice of Law.............................................16
                   -------------
      Section 4.9  Entire Agreement..........................................16
                   ----------------
      Section 4.10 Severability..............................................16
                   ------------
      Section 4.11 Cumulative Rights.........................................16
                   -----------------
      Section 4.12 Counterparts..............................................16
                   ------------



      Section 4.13      Other Covenants.....................................16
                        ---------------

SCHEDULE 1        18


SCHEDULE 3.5(B)   19



Schedule 1                        Territory
Schedule 3.5(b)                   Existing Affiliated Contracts

Exhibit A                         Memorandum of Association of the Company
Exhibit B                         Amended and Restated Bye-Laws of the Company

            SUBSCRIPTION AND SHAREHOLDERS AGREEMENT, dated as of [ ], 2000 (this "Agreement"), among GLOBAL CROSSING LTD., a company incorporated under the laws of Bermuda ("Global Crossing"), SOFTBANK CORP., a Japanese corporation ("Softbank"), MICROSOFT CORPORATION, a Washington corporation ("Microsoft") and ASIA GLOBAL CROSSING LTD., a company incorporated under the laws of Bermuda (the "Company").

                                 W H E R E A S:

            WHEREAS, this Agreement sets forth certain understandings regarding the Shareholders' (as defined herein) relationship with the Company and each other.

            NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

            1.1 (a) As used in this Agreement, the following capitalized terms shall have the following meanings:

            "Affiliate" of a Person means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

            "Agreement" as defined in the preamble hereto.

            "Board of Directors" means the board of directors of the Company or the Operating Company, as the case may be.

            "Business Day" means any day other than a Saturday, a Sunday or a United States federal or Bermuda holiday.

            "Bye-Laws" means the Bye-Laws of the Company, as in effect from time to time.

            "Capacity Commitment Agreement" means the Capacity Commitment Agreement, dated as of November 24, 1999, among the Company, Global Crossing USA, Inc., a wholly owned subsidiary of Global Crossing Ltd., Softbank and Microsoft, as the same may be amended, supplemented or otherwise modified from time to time.

            "Class A Common Shares" means the Class A Common Shares of the Company, par value $0.01 per share.

            "Class B Common Shares" means the Class B Common Shares of the Company, par value $0.01 per share.

            "Common Shares" means collectively the Class A Common Shares, the Class B Common Shares and any common shares of any other class that the Company may issue from time to time.

            "Company" as defined in the preamble hereto.

            "Company Business" means the development, creation, launch, acquisition, ownership and the provision of services through or in connection with (i) undersea cable systems into or within the Territory,
      (ii) intercity networks within the Territory, (iii) Intracity Networks and
      (iv) the GlobalCenter Asia Business within the Territory.

            "Competing Entity" as defined in Section 3.1(a).

            "Confidential Information" as defined in Section 4.1(a).

            "Control" means, with respect to any Person, the power to direct or cause the direction of the management of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

            "Controlled Subsidiary" means (a) with respect to Microsoft, a wholly-owned Subsidiary of Microsoft, (b) with respect to Softbank, a Subsidiary of Softbank that is (x) a corporation as to which the percentage referred to in clause (i) of the definition of "Subsidiary" is 80% or more or (y) an entity of the kind referred to in clause (ii) of the definition of "Subsidiary" that is Controlled by Softbank and as to which the percentage referred to in clause (ii) of the definition of "Subsidiary is 80% or more and (c) with respect to Global Crossing, a Subsidiary of Global Crossing that is (x) a corporation as to which the percentage referred to in clause (i) of the definition of "Subsidiary" is more than 50% or (y) an entity of the kind referred to in clause (ii) of the definition of "Subsidiary" that is Controlled by Global Crossing and as to which the percentage referred to in clause (ii) of the definition of "Subsidiary" is more than 50%.

            "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

            "Fiscal Year" means the 12-months (or shorter) period ending on December 31 of each calendar year.

            "GlobalCenter Asia Business" means the Web Hosting Business within the Territory; provided, however, for the purposes of Section 3.1 this definition shall mean complex web hosting services and server farms.

            "Global Crossing" as defined in the preamble hereto.

            "Governing Law" means the laws of Bermuda.

            "Governmental Approval" means any consent, approval, order or authorization of, or registration, declaration or filing with, any Bermuda, United States federal, state or municipal, Japanese or any other foreign or other governmental department, commission, board, bureau, agency or instrumentality required to authorize or permit the execution or delivery by any Person of this Agreement or the performance by such Person of any transaction contemplated hereby or thereby.

            "Governmental Entity" means any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

            "HGC Contribution Agreement" means the Purchase, Contribution and Indemnification Agreement, dated as of May 11, 2000, among Global Crossing, Microsoft, Softbank, the Company and the other parties named therein.

            "Intracity Network" as defined in Section 3.1(f).

            "Invest In" as defined in Section 3.1(a).

            "Memorandum of Association" means the Memorandum of Association of the Company or the Operating Company, as the case may be, as amended from time to time.

            "Microsoft" as defined in the preamble hereto.

            "Permitted Holder" means, with respect to Global Crossing, any of
      (i) Pacific Capital Group, Inc. and its Affiliates, (ii) CIBC Oppenheimer Corp. and its Affiliates and (iii) any other "person" (as such term is used in Section 13(d)(3) of the Exchange Act) which, together with such person's Affiliates, is the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) on the date hereof of more than 20% of the common stock of Global Crossing.

            "Permitted Transferee" as defined in Section 3.1(g).

            "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

            "Representatives" of a Person means the directors, officers, employees, agents, advisors and consultants of such Person.

            "Service" of any Person means the collective reference to the one or more data, Internet or telecom services and GlobalCenter Asia Businesses developed, owned, offered, licensed or operated by such Person.

            "Shareholder" means each of Global Crossing, Softbank and Microsoft and each other Person, if any, that hereafter becomes a party to this Agreement, in each case for as long as Global Crossing, Microsoft, Softbank or such other Person, as the case may be, together with their respective Affiliates, shall own, directly or indirectly, beneficially or of record, at least 5% of the outstanding Common Shares of the Company.

            "Softbank" as defined in the preamble hereto.

            "Subsidiary" means as to any Person, (i) any corporation of which more than 50% of the outstanding stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more Subsidiaries of such person and
      (ii) any partnership, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person have more than a 50% equity interest therein.

            "Territory" means the collective reference to the countries listed in Schedule 1 hereto.

            "Transfer" means, directly or indirectly, (i) to sell, transfer, tender, assign, encumber, grant security interests in or otherwise dispose of (including pursuant to a merger, amalgamation or otherwise by operation of law) or enter into any contract, pledge, option or other agreement, arrangement or understanding with respect to the sale, transfer, tender, assignment or other disposition of (including pursuant to a merger, amalgamation or otherwise by operation of law); provided, however, that in the case of Softbank, Microsoft and Global Crossing, a merger, amalgamation, consolidation or similar transaction involving any such Shareholder shall not be deemed a Transfer, or (ii) to grant any proxies or power of attorney, deposit into a voting trust or enter into a voting agreement or otherwise transfer voting power (including by general or specific, revocable or irrevocable proxy or otherwise) with respect to, in each case, any Common Shares. The terms "Transferred", "Transferring", "Transferor" and "Transferee" have the meanings correlative to the foregoing.

            "Web Hosting Business" means the provision of the web hosting services in or in connection with a data center facility, including information technology consulting services, data security services, managed solutions, day-to-day operational management, distribution of web content, electronic commerce support, application hosting and related Internet infrastructure products and services.

            (a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

            (b) All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of and Schedules to this Agreement, unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

            (d) The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

            Section 2.1 Organization and Qualification. Each Shareholder hereby represents and warrants to each other Shareholder and the Company that, as of the date hereof, such Shareholder is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties, to carry out its business as it is now being conducted and to perform its obligations hereunder, and under its constitutive documents, and to consummate the transactions contemplated hereby and thereby.

            Section 2.2 Authorization; Consents; No Conflicts. Each Shareholder hereby represents and warrants to each other Shareholder and the Company that, as of the date hereof, such Shareholder has all the necessary corporate or company, as applicable, power and all legal authority required to enter into, execute and deliver this Agreement and to perform fully such Shareholder's obligations hereunder. Each Shareholder hereby represents and warrants to each other Shareholder and the Company that, as of the date hereof, the execution of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or company, as the case may be, action on the part of such Shareholder. Each Shareholder hereby represents and warrants to each other Shareholder and the Company that, as of the date hereof, this Agreement has been duly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law, and that, as of the date hereof, no Governmental Approval and no approval or consent of any other Person is required in connection with the execution and delivery by such Shareholder of this Agreement and the consummation and performance by such Shareholder of the transactions contemplated hereby, other than such approvals and consents which failure to obtain would not have a material adverse effect upon the Company or such Shareholder acting as a Shareholder hereunder or on any other transaction contemplated hereby. Each Shareholder hereby represents and warrants to each other Shareholder and the Company that, as of the date hereof, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by such Shareholder of its obligations under this Agreement in accordance with its terms and conditions will not conflict with or result in a breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default (or give rise to any right of termination, cancellation or acceleration) under, as applicable, (i) the charter, articles of association, Bye-Laws or other constitutive document of such Shareholder, as applicable, (ii) any instrument, contract, bond, note, mortgage, indenture, license or other agreement to which such Shareholder is a party or by or to which such Shareholder or such Shareholder's assets or properties are bound or subject or (iii) any statute or regulation of any applicable law or any order, judgment, injunction or decree of any court other than, in the case of clauses (ii) and (iii), conflicts, breaches, violations or defaults which would not in the aggregate have a material adverse effect upon such Shareholder acting as a Shareholder hereunder or on any other transactions contemplated hereby.

            Section 2.3 Compliance with Applicable Law. Each Shareholder hereby represents and warrants to each other Shareholder and the Company that, as of the date hereof, such Shareholder is in compliance with all applicable requirements of law, other than where the failure to be in compliance would not have a material adverse effect upon the ability of such Shareholder to perform its obligations hereunder or on any transaction contemplated hereby.

            Section 2.4 Company Representations and Warranties. The Company hereby represents and warrants to each Shareholder that:

            (a) The Company has been duly incorporated and is validly existing under the laws of Bermuda.

            (b) True and correct copies of the Memorandum of Association and Bye-Laws of the Company, which are in effect as of the date hereof, are attached hereto as Exhibits A and B, respectively.

            Section 2.5 No Binding Commitments To Transfer. Each Shareholder hereby represents and warrants to the Company and each other Shareholder that such Shareholder has no binding commitments as of the date hereof to Transfer any part of its equity interest in the Company to any Person.

                                  ARTICLE III

                                   AGREEMENTS

            Section 3.1 Non-Competition. (a) Each of Global Crossing, Softbank and Microsoft (i) agrees not to engage in, and agrees to cause its Controlled Subsidiaries not to engage in, directly or indirectly, any service or activity within the scope of the Company Business in the Territory other than through the Company, and (ii) agrees, and agrees to cause its Controlled Subsidiaries, not to form, enter into any agreement or other arrangement (other than this Agreement) with any third party for an investment in or otherwise invest in, (collectively, "Invest In") any entity other than the Company engaged or, in the case of an entity with no significant operations or operating history, expressly intending to engage, primarily, in any service or activity within the scope of the Company Business in the Territory (a "Competing Entity") except as otherwise provided in this Section 3.1.

            (b) Notwithstanding clause (a) of this Section 3.1, (i) Global Crossing and its Subsidiaries may Invest In Global Access Ltd., (ii) each of Global Crossing, Softbank and Microsoft and its Controlled Subsidiaries may Invest in any Competing Entity so long as the consolidated revenues of such Competing Entity from any service or activity within the scope of the Company Business do not in the aggregate exceed 33"% of the total consolidated revenues of such Competing Entity, (iii) each of Global Crossing, Softbank and Microsoft may Invest In up to 15% of the outstanding capital stock or voting stock of any Competing Entity whose consolidated revenues from any service or activity within the scope of the Company Business exceed 33"% of the total consolidated revenues of such Competing Entity and (iv) each of Global Crossing, Softbank and Microsoft and its Controlled Subsidiaries may maintain any investment in which it has Invested In or with respect to which it has a binding commitment to Invest In as of September 8, 1999. For purposes of this clause (b), revenues of a Competing Entity shall be determined on the basis of financial information for the most recent period of twelve months for which financial information is available or, in the case of any entity with no significant operations or operating history (as determined in good faith by the Shareholder or Controlled Subsidiary making such investment), on the basis of the entity's projections or operating plan for the twenty-four month period following the date of such investment.

            (c) Global Crossing, Softbank and Microsoft agree that Intracity Network activities conducted by each of them and their Controlled Subsidiaries in Korea will not be conducted by the Company or its Subsidiaries and further agree to conduct such activities through an entity to be formed on substantially the same terms as those applicable to the Company hereunder; provided, however, that Softbank and Microsoft shall own in the aggregate 62% of the capital stock of such entity (excluding capital stock required to be owned by local partners in Korea) and Global Crossing shall own 38% of such capital stock (excluding stock held by such local partners). Notwithstanding clause (a) of Section 3.1, each of the Company, Global Crossing, Microsoft and Softbank is free to pursue any activity, whether or not in competition with any of the other parties hereto, in the Peoples Republic of China (including Hong Kong), subject, in the case of each of Global Crossing and the Company, to the provisions of the Shareholders Agreement, dated January 12, 2000, among Hutchison Telecommunications Limited, Hutchison Whampoa Ltd., Global Crossing, Global Crossing Holdings Ltd. and HCL Holdings Limited.

            (d) Each of Microsoft and Softbank agrees, and agrees to cause each of its Controlled Subsidiaries, not to develop, construct or Invest In any undersea cable system in, into or within the Territory other than through the Company during the period ending December 31, 2000.

            (e) Microsoft agrees that any software which it or any of its Subsidiaries makes available to any Competing Entity will be made available to the Company on terms (including, without limitation, price, features and functionality) which are consistent with other strategic partners of Microsoft recognizing such factors as the class of customer utilizing the software, the type of software, volume discounts and distribution channels.

            (f) "Intracity Network" refers to a terrestrial network and related infrastructure dedicated to the provision of end-to-end connectivity of data, internet and telecom services marketed primarily to business and commercial customers within a metropolitan area in the Territory other than Japan. It is understood that the Shareholders, on an individual or collective basis, may independently pursue a business of providing data, internet and telecom services, marketed primarily on a retail basis, to a broad distribution of residential, business and commercial customers (a "Permitted Business"). It is further understood that a Permitted Business will not be directed to business and commercial customers seeking end-to-end connectivity of data, internet and telecom services. Any such Permitted Business shall utilize the Intracity Network where available and commercially and technologically feasible and, if necessary, may supplement the infrastructure of the Intracity Network with necessary network facilities and infrastructure to provide for consumer connectivity; and otherwise the Permitted Business may utilize alternative networks and infrastructure, including its own. Any such Permitted Business and any proprietary network and infrastructure relating to such Permitted Business shall not be considered part of any Intracity Network.

            The use of non-Intracity Network facilities by any Permitted Business within a metropolitan area shall not excuse the Permitted Business from its obligations, detailed elsewhere in this agreement, to purchase capacity from the Company for intercity or undersea transmission. It is understood that in the development of a Permitted Business, a Shareholder may target the potential customers of an Intracity Network. Notwithstanding the foregoing, it is the express intention of Global Crossing, Microsoft and Softbank that, where possible and to the extent in compliance with applicable laws, the Company and such Shareholders shall coordinate the development of their respective networks within a metropolitan area in a commercially reasonable manner.

            (g) Each of Global Crossing, Softbank and Microsoft covenants that if it develops or acquires or holds any development rights or other intellectual property with respect to an Intracity Network (other than in Korea or the People's Republic of China (not including Hong Kong)), such person shall grant a perpetual, non-exclusive, royalty free license to the Company for the use of such rights or intellectual property at no additional cost to the Company solely to engage in and conduct the Company Business in the Territory.

            (h) The obligations of Softbank under this Section 3.1 and Section
3.2 shall terminate on September 8, 2004, and the obligations of Microsoft under this Section 3.1 and Section 3.2 shall terminate at the earlier of (i) September 8, 2004 and (ii) such time as Microsoft and its Permitted Transferees shall cease to own any equity interest in the Company. The obligations of Global Crossing under this Section 3.1 and Section 3.3 shall terminate at the earlier of (i) September 8, 2004 and (ii) the date on which the obligations of both Softbank and Microsoft shall have terminated pursuant to Sections 3.1 and 3.2.

            (i) Notwithstanding clause (a) of Section 3.1, Global Crossing and its Controlled Subsidiaries shall be permitted to engage in (and enter into investments that are engaged in) any service or activity within the scope of the Company Business in the Territory (whether or not through the Company and its subsidiaries) to the extent that such service, activity or investment was considered by the Board of Directors of the Company under Bye-Law 96(2) and was not approved.

            Section 3.2 Additional Obligations of Softbank and Microsoft. (a)
(i) Microsoft hereby agrees, and agrees to cause its Controlled Subsidiaries, to use the Company's facilities and assets for the procurement distribution of all their respective Layer 1 Transmission Systems (either self-healing SDH or WDM systems) Services in the Territory, during the term of this Agreement, subject to the provisions relating to availability, compatibility, quality and cost set forth in Section 3.2(b), and Microsoft hereby further agrees to use its commercially reasonable efforts (consistent with its fiduciary obligations to minority shareholders) to cause its Subsidiaries (other than Controlled Subsidiaries), following receipt of a request from the Company or an executive officer of Microsoft obtaining actual knowledge that such Subsidiary is evaluating facilities and assets for its capacity needs and Services in the Territory, to use the Company's facilities and assets for the procurement distribution of all their respective Layer 1 Transmission Systems Services in the Territory, during the term of this Agreement, subject to the provisions relating to availability, compatibility, quality and cost set forth in Section 3.2(b).


        (ii) Softbank hereby agrees to use its best efforts, and agrees to use its best efforts to cause its Controlled Subsidiaries, to use the Company's facilities and assets for all of their respective capacity and Service needs in the Territory and the distribution of all of their respective Services in the Territory, during the term of this Agreement, subject to the provisions relating to availability, compatibility, quality and cost set forth in Section 3.2(b), and Softbank hereby further agrees to use its commercially reasonable efforts (consistent with its fiduciary obligations to minority shareholders) to cause each of its Subsidiaries (other than Controlled Subsidiaries), following receipt of a request from the Company or an executive officer of Softbank obtaining actual knowledge that such Subsidiary is evaluating facilities and assets for its capacity and Service needs in the Territory, to use the Company's facilities and assets for all of their respective capacity and Service needs in the Territory and the distribution of all of their respective Services in the Territory, during the term of this Agreement, subject to the provisions relating to availability, compatibility, quality and cost set forth in Section 3.2(b).


            (b) Except as provided in the Capacity Commitment Agreement with respect to aggregate purchases of $200 million of capacity, the obligation of each of Softbank and Microsoft and their respective Controlled Subsidiaries and Subsidiaries to use the Company's facilities, assets and Services in accordance with paragraph (a) of this Section will be subject to (i) the Company's Layer 1 Transmission Systems Services, in the case of Microsoft and its Controlled Subsidiaries and Subsidiaries, and the Company's capacity and/or Services, in the case of Softbank and its Controlled Subsidiaries and Subsidiaries, meeting the reasonable availability, compatibility and quality specifications of Softbank or Microsoft (or their relevant Controlled Subsidiaries or Subsidiaries), as applicable, for the applicable Layer 1 Transmission Systems Services or capacity or Services, as the case may be, (ii) the cost of using the Company's Layer 1 Transmission Systems assets and facilities or capacity or Services, as the case may be, being at least as low as the lowest priced available alternative (taking into account any applicable discounts) for the same portion of such capacity or Services and (iii) the fiduciary obligations of Softbank and Microsoft to minority shareholders; provided that if (i) and (ii) are not met, Softbank and Microsoft shall provide the Company a reasonable opportunity to meet such conditions for such similar portion of such Services.

            Section 3.3 Technology. (a) The Company agrees, when considering the purchase of technical products and related services for the Company Business, to use its commercially reasonable efforts to purchase products and services provided by Microsoft and Microsoft solution partners; provided, however, that
(i) the Company's obligation described in this Section 3.3 shall apply to products and services used only in the Territory, (ii) such products and services are consistent with the overall network operating and maintenance objectives of the Company and Global Crossing and meet the compatibility and quality specifications that Global Crossing uses for the rest of its network and
(iii) such products and services are priced at least as low as the lowest priced available alternative (taking into consideration volume discounts and any other applicable discounts, including discounts available with respect to Global Crossing's network as a whole); provided further, that if (ii) and (iii) are not met, the Company shall provide Microsoft a reasonable opportunity to meet such conditions. Notwithstanding anything in this Section 3.3 to the contrary, it is the understanding of each of the Company and Microsoft that nothing herein shall restrict in any manner the management of the Company from taking any actions or making any decision with respect to its business, including with respect to the purchase of technical equipment and services, which such management believes is in the best interest of the Company.

            Section 3.4 Pacific Crossing. In the event that Global Crossing acquires any portion of the equity interest in Pacific Crossing Ltd. not owned by it on the date hereof, the Company shall have an option (subject to receipt of all necessary Governmental Approvals), exercisable within one year from the date of such acquisition, to purchase such interest for cash. If such option is exercised, the consideration paid to Global Crossing shall be its Reacquisition Cost. The determination whether to exercise the option granted to the Company under this Section 3.4 shall be made by a majority of the members of the Board of Directors other than those nominated by Global Crossing and shall be conditional upon the Company's ability (as determined by the Board of Directors (including the members nominated by Global Crossing)) to obtain necessary and appropriate financing.

            Section 3.5 Corporate Governance. (a) Each of Global Crossing, Softbank and Microsoft shall be entitled to nominate a number of directors to the Board of Directors of the Company equal to the total number of directors of the Company multiplied by the percentage that the Common Shares owned of record or beneficially owned by Global Crossing, Softbank or Microsoft, as the case may be, represent of the aggregate voting power of all issued and outstanding Common Shares (with any resulting fraction rounded up or down to the nearest whole); provided, however, that each of Global Crossing, Softbank and Microsoft shall have the right to nominate at least one director to the Board of Directors of the Company for so long as such Shareholder, together with its Affiliates, holds of record or owns beneficially at least 5% of the outstanding Common Shares. Each Shareholder acknowledges and agrees that nothing in this paragraph shall be construed so as to limit in any way the size of the Board of Directors of the Company.

            (b) For as long as each Shareholder, together with its Affiliates, shall own, directly or indirectly, beneficially or of record, at least 5% of the outstanding Common Shares of the Company, such Shareholder hereby agrees, and agrees to cause its Affiliates, to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) (i) all Common Shares held of record or owned beneficially, directly or indirectly, by such Shareholder or its Affiliates at the time of such vote or action by written consent and (ii) all Common Shares as to which such Shareholder or its Affiliates has voting control at the time of such vote or action by written consent, in each case (A) in favor of the election of the Persons nominated by each Shareholder pursuant to Bye-Law 79 of the Bye-Laws to serve on the Board of Directors of the Company as directors and (B) against the election of any other Person nominated to be a director of the Company. In addition, the Company hereby agrees, for so long as each Shareholder has the right to nominate any Persons to serve as directors of the Company pursuant to Bye-Law 79 of the Bye-Laws, to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) (i) all Common Shares held of record or owned beneficially, directly or indirectly, by the Company at the time of such vote or action by written consent and (ii) all Common Shares as to which the Company has voting control at the time of such vote or action by written consent, in each case (A) in favor of the election of the Persons nominated by such Shareholder pursuant to Bye-Law 79 of the Bye-Laws to serve on the Board of Directors of the Company as directors and (B) against the election of any other Person nominated to be a director of the Company.

            (c) At the request of any Shareholder with respect to a director (including an independent director) nominated by such Shareholder pursuant to this Section 3.4, each other Shareholder entitled to nominate one or more directors and the Company hereby agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all Common Shares held of record or owned beneficially, directly or indirectly, by such other Shareholder or the Company, as the case may be, or as to which such other Shareholder or the Company, as the case may be, has voting control at the time of such vote or action by written consent to remove or cause the removal from office of such director at any meeting or action by written consent of the shareholders called or taken for the purpose of determining whether or not such director shall be removed from office (and otherwise shall not vote or act by written consent to remove or cause the removal of any director).

            (d) In the event that a vacancy has been created on the Board of Directors as a result of the absence of a director that had been nominated by Global Crossing, Microsoft or Softbank, the appointment by the Board of Directors of any such individual to be a director so as to fill such vacancy shall be subject to the prior approval of any existing directors that had been nominated by Global Crossing, Microsoft or Softbank, as applicable.

            Section 3.6 Requirements for Board Action. (a) Except as provided in
Section 3.5(b) or mandatorily required by the laws of Bermuda, all actions taken by the Board of Directors shall require the consent of the majority of the directors present or represented and entitled to vote on such actions at a meeting which has been duly called and at which a quorum was present at the time such vote was taken.

            (b) The following actions shall require the consent of a majority of the Board of Directors, but must include the consent of the directors who are nominated by both Softbank and Microsoft:

        (i) the amalgamation, merger or consolidation of the Company or any of its Subsidiaries with any other entity;

        (ii) any acquisition or investment by the Company or any of its Subsidiaries involving aggregate consideration paid by the Company and its Subsidiaries of in excess of $1.0 billion, or any acquisition or investment by the Company or any of its Subsidiaries if the aggregate consideration paid by the Company and its Subsidiaries in any Fiscal Year for acquisitions or investments after such acquisition or investment exceeds $2.0 billion;

        (iii) any sale, transfer or other disposition of material assets of the Company or any of its Subsidiaries (other than an initial public offering by the Company and other than dispositions of worn-out or obsolete assets in the ordinary course of business) in one or more related transactions;

        (iv) any material change in the Company's purposes as described in Bye-Law 2(2);

        (v) any amendment to the Memorandum of Association or Bye-Laws of the Company that materially adversely affects rights of Softbank and Microsoft under Bye-Law 96(2) or the right of Softbank and Microsoft to nominate directors to the Board of Directors pursuant to Bye-Law 79;

        (vi) the incurrence by the Company or any of its Subsidiaries of indebtedness in excess of $1.0 billion in the aggregate at any one time outstanding, excluding indebtedness incurred (A) to finance expenditures incurred in accordance with the Company's initial strategic plan, including in connection with East Asia Crossing, (B) to finance capital expenditures approved by the Board of Directors in accordance with clause (vii) of this Section 3.5(b) or, (C) pursuant to the PC-1 credit facility existing on September 8, 1999, and any refinancing thereof, so long as the aggregate principal amount of such refinancing does not exceed the aggregate principal outstanding as of any such refinancing plus the principal amount, if any, available to be borrowed under such facility as of such refinancing plus any accrued and unpaid interest and plus all fees and expenses arising in connection with any such refinancing;

        (vii) capital expenditures by the Company or any of its Subsidiaries in excess of $1.0 billion on a project by project basis or in excess of $2.0 billion in any Fiscal Year;

        (viii) the issuance of additional equity by the Company or any of its Subsidiaries after the date hereof other than, in each case, in connection with stock option plans, benefit and pension plans, other employee compensation plans;

        (ix) the commencement of any proceeding for voluntary bankruptcy of the Company or any of its Subsidiaries;

        (x) any transaction (including, without limitation, any transaction, agreement or arrangement to provide services) between Global Crossing or any of its Subsidiaries and the Company or any of its Subsidiaries for consideration having a value in excess of $5.0 million and to be entered into on terms less favorable to the Company than those that could have been obtained at the time of such transaction in an arms' length transaction with an unrelated third party, other than (A) transactions between the Company or any of its Subsidiaries and Global Crossing or any of its Affiliates, entered into on an arm's length basis involving the provision of Services and/or capacity to a customer in regions both within and outside of the Territory (and including operation, administrative and maintenance arrangements entered into on an arms' length basis), (B) transactions set forth on Schedule 3.5(b) and (C) transactions contemplated by the HGC Contribution Agreement;

        (xi) the discontinuance of the Company as a Bermuda company; and

        (xii) the dissolution of the Company upon the occurrence of a Termination Event (as defined in the Bye-Laws).

            Section 3.7 Agreement to Bind Affiliates. In the event that any Shareholder Transfers any Common Shares to any Affiliate of such Shareholder, such Shareholder hereby agrees to cause such Affiliate to become a party to this Agreement, and such Shareholder shall remain liable (jointly and severally with such Affiliate) for all obligations of such Affiliate under this Agreement and shall remain bound by the terms of this Agreement; provided, however, that, in the event that such Affiliate shall fail to become a party hereto as provided in this Section 3.6, such Transfer shall be null and void, and the Company hereby agrees not to register such Transfer.

                                   ARTICLE IV

                                  MISCELLANEOUS

            Section 4.1 Confidentiality. (a) The Company and each Shareholder hereby agree that the Company and such Shareholder will not, and will cause its Affiliates and their respective Representatives not to, disclose to any person (other than the Company, the Shareholders and their Representatives) or use for any purpose (other than the evaluation of its investment in the Company) (i) any non-public, confidential or proprietary information relating to the Company, the Company Business or any Shareholder (other than, in the case of confidential information relating to any Shareholder, as authorized by such Shareholder) or
(ii) the contents of this Agreement (collectively, "Confidential Information") except as required by law or upon the order of any court, administrative agency or regulatory authority; provided , however, that each party hereto shall cooperate with each other party hereto in seeking to obtain a protective order protecting the confidentiality of such information.

            (b) The parties shall not be permitted to make any press release or other public announcement with respect to this Agreement and/or the transactions contemplated hereby without the consent of each party hereto, except that a party may make such an announcement to the extent necessary to comply with its obligations under applicable law after prior consultation with the other parties hereto.

            Section 4.2 Choice of Forum. With respect to any proceedings, claim or suit arising under or relating to this Agreement, each party hereto expressly agrees to submit hereby to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan in New York City and hereby (i) waives any objection which such party may have at any time to the laying of venue of any such proceeding, claim or suit brought in any such court, waives any claim that such proceeding, claim or suit has been brought in an inconvenient forum and further waives the right to object, with respect to such proceeding, claim or suit that such court does not have jurisdiction over such party and (ii) irrevocably consents to service of process given in the manner provided for notices in Section 4.5; provided that nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

            Section 4.3 Injunctive Relief; Specific Performance. The parties recognize that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that in the event of breach by any party, damages will be an insufficient remedy; consequently, it is agreed that the parties hereto shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to have specific performance (in addition to damages) as a remedy for the enforcement hereof, without proving damages. No party shall raise any argument as to the sufficiency of money damages.

            Section 4.4 Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall be for the benefit of and be binding upon the permitted successors and assigns of the parties hereto; this Agreement may not be assigned without the prior written consent of the non-assigning party or parties.

            Section 4.5 Notices. (a) Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any Shareholder shall be in writing (including a facsimile or similar writing) and shall be given to such Shareholder at the following addresses or facsimile numbers, as applicable:

      If to the Company to:

            Asia Global Crossing Ltd.
            Wessex House
            45 Reid Street
            Hamilton HM12
            Bermuda
            Attention of Charles F. Carroll, Esq.
            Facsimile: (441) 296-8600

      with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY 10017
            Attention of Alan M. Klein, Esq.
            Facsimile: (212) 455-2502

      If to Global Crossing to:

            Global Crossing Ltd.
            Wessex House
            45 Reid Street
            Hamilton HM12
            Bermuda
            Attention of James C. Gorton, Esq.
            Facsimile: (441) 296-8600

      with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY 10017
            Attention of D. Rhett Brandon, Esq.
            Facsimile: (212) 455-2502

      If to Softbank to:

            Softbank Corp.
            24-1, Nihonbeshi-Hakozolacho, Chuo-ka
            Tokyo, Japan 103-8501
            Attention of Chief Executive Officer
            Facsimile: (813) 5211-3082

      and

            Softbank Inc.
            10 Langley Road, Suite 403
            Newton, MA 02459
            Attention of Ron Fisher
            Facsimile:  (617) 928-9301

      with a copy to:

            Sullivan & Cromwell
            1888 Century Park East
            Los Angeles, CA  90067
            Attention of:  Alison S. Ressler, Esq. and John L. Savva, Esq.
            Facsimile:  (310) 712-8800

      If to Microsoft to:

            Microsoft Corporation
            Microsoft Corporation
            One Microsoft Way
            Redmond, WA 98052
            Attention of Chief Financial Officer
            Facsimile: (425) 936-7329

      with a copy to:

            Microsoft Corporation
            One Microsoft Way
            Redmond, WA 98052
            Attention of General Counsel, Finance and Operations
            Facsimile:  (425) 869-1327

            (b) Each notice, request or other communication to any Shareholder shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the following Business Day), (ii) if given by mail, three Business Days or, if to an address outside the United States, seven calendar days, after such communication is deposited in the mails with first-class postage prepaid or (iii) if given by any other means, when delivered at the applicable address specified in Section 4.5(a). Any Shareholder may change address by reasonable prior written notice to each other Shareholder.

            Section 4.6 Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended or shall confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 4.7 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

            Section 4.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

            Section 4.9 Entire Agreement. This Agreement (together with any schedules and exhibits attached hereto) contains the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, discussions and understandings with respect to such subject matter.

            Section 4.10 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

            Section 4.11 Cumulative Rights. The rights of each party under this Agreement are cumulative and in addition to all other rights or remedies that any party may otherwise have at law or in equity.

            Section 4.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement of the parties hereto.

            Section 4.13 Other Covenants. Subject to applicable law, to the extent that any terms of this Agreement conflict with any terms of the Company's Memorandum of Association or Bye-Laws, the terms of this Agreement shall control.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                    GLOBAL CROSSING LTD.


                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:


                                    SOFTBANK CORP.


                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:


                                    MICROSOFT CORPORATION


                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:


                                    ASIA GLOBAL CROSSING LTD.


                                    By:
                                        -------------------------------------
                                        Name:
                                        Title:

                                                                     SCHEDULE 1


                                   Territory

Brunei
Burma
Cambodia
China (including Hong Kong)
Fiji
Indonesia
Japan
Kiribati
Laos
Macau
Malaysia
Marshall Islands
Micronesia, Federated States of
Mongolia
Nauru
North Korea
Palau
Papua New Guinea
Philippines
Samoa (formerly Western Samoa)
Singapore
Solomon Islands
South Korea
Taiwan
Thailand
Tonga
Tuvalu
Vanuatu
Vietnam

                                                               SCHEDULE 3.5(b)





                          Existing Affiliated Contracts



Marketing Agreement, dated as of May 6, 1998, between Pacific Crossing Ltd. and an affiliate of Global Crossing Ltd., as amended, supplemented or otherwise modified from time to time.

Financial Services Agreement, dated as of May 6, 1998, between Pacific Crossing Ltd. and an affiliate of Global Crossing Ltd., as amended, supplemented or otherwise modified from time to time.

Operation, Administration and Maintenance Agreement, dated as of September, 1999, between Pacific Crossing Ltd. and an affiliate of Global Crossing Ltd., as amended, supplemented or otherwise modified from time to time.

Operation and Maintenance Agreement, dated as of September, 1999, between Pacific Crossing Ltd. and an affiliate of Global Crossing Ltd., as amended, supplemented or otherwise modified from time to time.